Exhibit 16.1

February 2, 2018

Securities and Exchange Commission
100 F. Street N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of America Great Health, formerly Crown Marketing (the “Company”) Form 8-K to be filed on February 2, 2018 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA
February 2, 2018